EXECUTIVE SEVERANCE AGREEMENT

                                     [DATE]


[Name and Address of Executive]
__________________________________
__________________________________                                     Executive


Fred Meyer, Inc.
(formerly named Meyer-Smith Holdco, Inc.),
a Delaware corporation
PO Box 42121
Portland, OR 97242                                                           FMI


     1. Employment Relationship. Executive is currently employed by FMI or a subsidiary or other affiliate of FMI (collectively hereinafter referred to with FMI as "FMI") as [Title] . Executive and FMI acknowledge that either party may terminate this employment relationship in any "Employment Termination" (as defined in Section 8.1) at any time and for any or no reason, subject to the obligation of FMI to provide the severance benefits specified in this Agreement in accordance with the terms hereof in the event of a Qualifying Termination (as defined in Section 3) occurring during the term of this Agreement commencing on the date hereof and ending on the fifth anniversary of the date of this Agreement (the "Term").

     2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement in connection with a Qualifying Termination, Executive agrees to execute a Release of Claims in the form attached as Exhibit A, as the same may be revised at the recommendation of counsel to FMI to reflect changes in applicable law occurring between the date of this Agreement and any Qualifying Termination (subject only to any such revisions, the "Release of Claims"). Executive promises to execute and deliver the Release of Claims to FMI within the later of (a) 45 days from the date Executive receives the Release of Claims or (b) the date of any Qualifying Termination.

     3. Compensation Upon Qualifying Termination. In the event of (a) an Employment Termination by FMI without "Cause" (as defined in Section 8.3) or (b) an Employment Termination by Executive for "Good Reason" (as defined in Section 8.2) occurring during the Term (any Employment Termination described in either
Section 3(a) or 3(b) during the Term being a "Qualifying Termination"), but not upon any other Employment Termination, whether by reason of death or "Disability" (as defined in Section 8.5) or by FMI for Cause, and contingent upon Executive's execution of the Release of Claims and compliance with Section 10, Executive shall be entitled to the following benefits:

          3.1 As severance pay, and in lieu of any other compensation for periods subsequent to the date of the Qualifying Termination, FMI shall pay Executive, commencing after the Qualifying Termination and the passage of eight days following execution of the Release of Claims without revocation, an amount in cash equal to:

          (a) the product of Executive's annual base pay at the rate in effect immediately prior to the date of the Qualifying Termination multiplied by the Applicable Multiplier (as defined below in this Section 3.1) (the "Severance Amount"), which aggregate amount shall be divided by the aggregate number of months in the number of years equal to the relevant Applicable Multiplier and be paid in such number of monthly payments on a monthly payment date consistent with FMI's compensation payment schedule; plus

          (b) if the Severance Amount, plus the amount or value of any other benefit to which Executive is entitled under this Section 3, is subject to the tax imposed by ss. 4999 of the Internal Revenue Code of 1986, as amended (the "Golden Parachute Tax"), such additional amount (an "Additional Payment") as will equal the amount of the Golden Parachute Tax incurred by Executive on a net basis after the deduction from the Additional Payment of all federal, state and local income taxes that will be imposed on Executive by reason of Executive's receipt of the Additional Payment (for purposes of which it will be assumed the Additional Payment will be taxed at the highest combined marginal rate provided for in the Internal Revenue Code and any applicable state income tax laws, assuming full deduction of state income taxes from federal taxable income). All determinations required to be made under this Section 3.1(b), including, without limitation, whether this Section 3.1(b) is applicable or inapplicable and when an Additional Payment is required and the amount of such Additional Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Executive which shall provide detailed supporting calculations both to FMI and to Executive within 15 business days after the receipt of notice from Executive that there has been a Qualifying Termination or such earlier time as is requested by FMI. The calculations prepared by such firm shall be reviewed on behalf of FMI by FMI's independent auditors. In the event of a dispute between the firm designated by Executive and FMI's independent auditors, such firms shall jointly select a third nationally recognized certified public accounting firm (the "Accounting Firm") to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon Executive and FMI. All fees and expenses of accounting firms shall be borne solely by FMI. Any Additional Payment shall be paid by FMI to Executive within five business days after the earlier of acceptance by FMI of the calculations prepared by the firm designated by Executive or FMI's receipt of the Accounting Firm's determination. Notwithstanding any other provision of this Section 3.1(b) apparently to the contrary, FMI shall have the right to require that any and all disputes between FMI and any other executives of FMI or any affiliate of FMI party to any similar agreement either with FMI or an affiliate arising at substantially the same time be submitted together for uniform

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
     determination (other than with respect to the effect of individual tax rates and the like) by the Accounting Firm.

The "Applicable Multiplier" will be three if the Qualifying Termination occurs on or prior to the first anniversary of the date of this Agreement and two if the Qualifying Termination occurs after the first anniversary and on or prior to the second anniversary of the date of this Agreement. The Applicable Multiplier will otherwise be one unless the Qualifying Termination occurs after or in connection with a "Change of Control" (as defined in Section 8.4) that occurs after the second anniversary of the date of this Agreement, in which case the Applicable Multiplier will instead be two.

          3.2 Executive shall be entitled, under any annual cash incentive plans in effect at the time of any Qualifying Termination, to a prorated portion of the benefits for the plan year in which the Qualifying Termination occurs (the "applicable plan year"). Such prorated amount shall be determined based on the portion of the applicable plan year during which Executive was a participant. For purposes of this Agreement, Executive's participation in any such plan will be considered to have ended on the date of the Qualifying Termination. The prorated amount will be calculated, first, by calculating an annual award as though Executive were a participant for the entire applicable plan year, second, dividing such award by the total number of days in the applicable plan year and, third, multiplying the daily award so calculated by the actual number of days during the applicable plan year prior to the Qualifying Termination. The prorated amount will be calculated following the end of the applicable plan year and the amount will not be due and payable by FMI to Executive until the date other awards for the applicable plan year are payable to other eligible employees under the relevant plan.

          3.3 All outstanding stock options, restricted stock, stock bonuses or other stock awards shall be governed by the terms of the applicable agreement or plan except that a portion of outstanding stock options held by Executive under all stock option and stock incentive plans of FMI that would vest during the 12-month period following the date of the Qualifying Termination shall become immediately exercisable on a prorated basis (based on the portion of the vesting period during which Executive was an employee) as of the date of the Qualifying Termination and shall thereafter be exercisable in accordance with the applicable provisions of the relevant option agreement. However, if the Qualifying Termination occurs after or in connection with a Change of Control, such options shall become immediately exercisable in full as of the date of the Qualifying Termination and shall thereafter be exercisable in accordance with the applicable provisions of the relevant option agreement.

          3.4 Under the Fred Meyer Supplemental Income Plan (the "Plan") if not terminated under Section 8.2 of the Plan at the time of the Qualifying Termination, Executive's severance benefit under Section 5.2 of the Plan will be calculated as though a notice of termination of the Plan were given under
Section 8.2(a) of the Plan immediately prior to the Qualifying Termination and Executive continued to be a qualifying participant under Section 8.2(a) of the Plan for the remaining term of the Plan. The effect will be that contributions will be made to the Plan and Executive's Severance Benefit under the Plan will be calculated, without regard to the provisions of Sections 5.2(a) and 5.2(b) of the Plan and notwithstanding the Qualifying Termination, as though Executive's employment continued up

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
to but not including the first day of the third calendar year after the calendar year in which the notice of termination was given.

          3.5 Executive will, during the period Executive is eligible under COBRA, be treated as having elected COBRA coverage for Executive and Executive's dependents, and FMI will pay the resulting monthly premium or premiums as additional severance compensation to Executive.

     4. Other Employment Terminations. In the event that Executive's employment with FMI terminates in any Employment Termination that does not constitute a Qualifying Termination, Executive shall not be entitled to benefits under
Section 3.

     5. Tax Withholding. Payments and other benefits provided for in this Agreement may be subject to tax withholding obligations imposed by federal, state and local laws and regulations. Subject to applicable law, FMI will satisfy any and all withholding obligations of FMI with respect to any amount that is compensation to Executive out of any such amounts payable to or for the benefit of Executive in cash or, if not then payable in cash or if subject to additional withholding for any reason, either from amounts that Executive shall promptly deposit with FMI upon any demand therefor or by withholding any such amount from any other amounts payable by FMI to Executive.

     6. Subsequent Employment. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by FMI by reason of any compensation earned by Executive as the result of employment by another employer after a Qualifying Termination.

     7. Other Agreements. In the event that severance benefits are payable to Executive under any other agreement with FMI in effect at the time of a Qualifying Termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement. Executive acknowledges that Executive will not be entitled upon a Qualifying Termination to any benefit under the Fred Meyer, Inc. Severance Pay Plan.

     8. Definitions. For purposes of this Agreement:

          8.1 An "Employment Termination" shall mean that Executive's employment with FMI (including each subsidiary or other entity affiliate of FMI, or any successor to FMI or any of the foregoing, that may be Executive's employer) has terminated either by action by FMI or Executive, as the case may be, or by reason of the death or Disability of Executive.

          8.2 "Good Reason" for an Employment Termination by Executive shall mean (including in respect of a surviving company following a Change of Control):

          (a) the assignment to Executive of a different title, job or responsibilities that results in a decrease in the level of responsibility of Executive with respect to FMI operations when compared to Executive's level of responsibility for FMI operations prior to the such assignment; provided that Good Reason shall not exist if Executive continues to have the same or a greater general level of responsibility for FMI operations after such assignment as Executive had prior to the assignment even if the operations for which Executive is responsible are of a subsidiary or division or other affiliate different from that for which Executive was previously responsible, including without limitation a subsidiary, division or affiliate of a surviving company;

          (b) a reduction by FMI or a surviving company in Executive's base compensation except for across-the-board salary reductions similarly affecting all management personnel of FMI or a surviving company and all management personnel of any person in control of FMI;

          (c) a significant reduction by FMI or a surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans compared to the total package of such benefits previously in effect for the benefit of Executive;

          (d) requirement by FMI or a surviving company that Executive be based more than 25 miles from where Executive's office is located immediately prior to such change of location except for required travel on company business to an extent substantially consistent with the business travel obligations that Executive undertook on behalf of FMI prior to such change of location; or

          (e) the failure by FMI to obtain from any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of FMI, the assent to this Agreement contemplated by Section 10.

          8.3 "Cause" for an Employment Termination by FMI shall mean acts or omissions on the part of Executive involving:

          (a) material dishonesty or misappropriation adversely affecting FMI or its property or funds;

          (b) extreme misconduct, including reckless or willful destruction of company property, unauthorized disclosure of confidential information or sexual, racial or other actionable harassment;

          (c) conviction of or a plea of nolo contendere to any felony or any crime involving moral turpitude; or

          (d) illegal, immoral, dishonest, fraudulent or other similar conduct tending to place Executive, or FMI by reason of association with Executive, in disrepute or to subject FMI to material financial loss or loss of business.

     8.4 A "Change of Control" shall mean that one of the following events has taken place:

          (a) The shareholders of FMI approve: (i) any merger or statutory plan of exchange involving FMI ("Merger") in which FMI is not the continuing or surviving company or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving FMI in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock or substantially identical securities of the surviving company after the Merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FMI or the adoption of any plan or proposal for the liquidation or dissolution;

          (b) A tender or exchange offer (other than one made by FMI) is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of FMI;

          (c) FMI receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing 20 percent or more of the voting power of outstanding securities of FMI, except that if such receipt shall occur during a tender offer or exchange offer described in Section 8.4(b), a Change of Control shall not take place until the conclusion of such offer; or

          (d) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or

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
indirectly, securities representing 20 percent or more of the voting power of outstanding securities of FMI.

          8.5 An Employment Termination based on "Disability" shall mean termination without further compensation under this Agreement, due to Executive's absence from Executive's full-time duties with FMI for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by FMI following such absence Executive shall have returned to the full-time performance of Executive's duties.

     9. Confidentiality. Executive acknowledges that, by reason of Executive's employment with FMI, he or she will learn or has learned trade secrets and will obtain or has obtained other confidential information concerning the business and policies of FMI. Executive agrees that during Executive's employment by FMI and at any time thereafter, he or she will not divulge or otherwise disclose to anyone outside of FMI, or use in any activity or business (other than FMI's business), directly or indirectly, any such trade secrets or other confidential information concerning the business or policies of FMI or any of its affiliates which he or she may learn as a result of Executive's employment or may have learned prior thereto, except to the extent such information is lawfully obtainable from public sources or such use or disclosure is (a) necessary to the performance of this Agreement and in furtherance of FMI's best interests, (b) required by applicable law or (c) authorized in writing by FMI. The provisions of this Section 9 shall survive the termination of this Agreement for any reason.

     10. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of FMI and its successors and assigns. Upon Executive's written request, FMI will seek to have any successor by agreement, assent to the fulfillment by FMI of its obligations under this Agreement. If such a request is made, failure of FMI to obtain such assent prior to or at the time a company becomes a successor shall constitute Good Reason for termination by Executive of his or her employment. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

     11. Resignation of Corporate Offices. Executive will resign Executive's office, if any, as a director, officer or trustee of FMI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of FMI, effective as of the date of any Employment Termination. Executive agrees to provide FMI such written resignation(s) upon request and that no benefits otherwise payable in connection with a Qualifying Termination will be paid under this Agreement until after such resignation(s) are provided.

     12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

     13. Arbitration. Except as set forth in Section 3.1(b) or in Section 14, any dispute or controversy arising under this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The determination and findings of such

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
arbitrators shall be final and binding on all parties. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

     14. Remedies of FMI. Executive acknowledges that Executive's agreements set forth in this Agreement are of a special, unique, unusual and extraordinary character, which gives this Agreement peculiar value to FMI. The loss of the benefit of these agreements cannot be reasonably or adequately compensated in damages in action at law and it would be difficult (if not impossible) to make FMI whole if these agreements were not honored. By reason thereof, Executive agrees and consents that if he or she violates any of the material provisions of this Agreement (including, without limitation, Section 9), FMI, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled to seek injunctive relief from a tribunal of competent jurisdiction, restraining Executive from committing or continuing any violation of this Agreement. The provisions of this Section 14 shall survive the termination of this Agreement for any reason.

     15. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and FMI.

     16. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

FRED MEYER, INC.


By:
    ------------------------------     -----------------------------------------
    Title:                             Executive

                                    EXHIBIT A
                                RELEASE OF CLAIMS



     1. PARTIES. The parties to this Release of Claims (hereinafter this "Release") are __________________________________________________________ and
Fred Meyer, Inc., a Delaware corporation formerly known as Meyer-Smith Holdco, Inc., as each is hereinafter defined.

          1.1 EXECUTIVE. For the purposes of this Release, "Executive" means __________________________________________________, and his or her attorneys, heirs, executors, administrators, assigns, and spouse.

          1.2 COMPANY. For purposes of this Release, "Company" means Fred Meyer, Inc., a Delaware corporation, its predecessors and successors, its subsidiaries and other entity affiliates, and all of each corporation's or other entity's officers, directors, employees, insurers, shareholders, agents, or assigns, in their individual and representative capacities.

     2. BACKGROUND AND PURPOSE. Executive has been employed by Company or an affiliate and is party to an Executive Severance Agreement with Company (the "Agreement"). Executive's employment is ending effective __________. The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

     3. RELEASE. Except as reserved in this Paragraph 3 or below in Paragraph 3.1, Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Except as reserved in Paragraph 3.1, Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ Executive by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon or other state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973,
the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Oregon or other state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

          3.1 Reservations of Rights. This Release shall not affect: (a) any rights of Executive under health and welfare plans or employee benefit plans that Executive is prevented by law from waiving or releasing, (b) Executive's rights to benefits under the provisions of any qualified or nonqualified pension, retirement or savings plans except to the extent that specific express provision is made with respect to any such benefit or plan under the Agreement or (c) Executive's entitlement under COBRA to extend coverage for the statutory period under any group health plan in which Executive and Executive's dependents are enrolled.

          3.2 No Admission of Liability. It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

     4. CONSIDERATION TO EXECUTIVE. After receipt of this Release fully endorsed by Executive, and the expiration of the seven-day revocation period provided by the Older Workers Benefit Protection Act without Executive's revocation, Company shall pay Executive:

          4.1 Payment under Section 3.1. The payment, in monthly payments pursuant to Section 3.1(a) of the Agreement of an aggregate of __________ DOLLARS ($_________) (less proper withholding) as the "Severance Amount" and, if applicable, any "Additional Payment" provided for under Section 3.1(b) of the Agreement;

          4.2 Payment under Section 3.2. When due, the amount of annual cash incentive (less proper withholding) based on the terms of Section 3.2 of the Agreement;

          4.3 Payment under Section 3.4. When due, the amount of any payment (less proper withholding) to which Executive is entitled under Section 3.4 of the Agreement; and

          4.4 Payments under Section 3.5. As payable, the amount of any premiums to be paid by Company under Section 3.5 of the Agreement.

     5. NO DISPARAGEMENT. Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company, which as herein defined include its predecessors and successors, its subsidiaries and other entity affiliates, and all of each corporation's or other entity's officers, directors, employees, insurers, shareholders, agents, or assigns, in their individual and representative capacities. Company will use its best efforts to report to Executive any actions or statements that are attributed to Executive that Company believes are disparaging. If Executive has disparaged or made false or adverse statements about Company in Company's reasonable determination, Executive shall be in breach of this Release

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
and Company may take actions consistent with breach of this Release. Company agrees to follow Company's applicable policy(ies) regarding release of employment reference information.

     6. CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION. Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, Company reserves the right to enforce the terms of the Agreement. Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify Company of such request by the most expeditious means in order to enable Company to take any reasonable and appropriate action to limit such disclosure.

     7. SCOPE OF RELEASE. The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties, including without limitation (a) Company's shareholders, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, employees and agents and (b) each parties' insurers, transferees, grantees, legatees, agents and heirs, including in each case those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

     8. OPPORTUNITY FOR ADVICE OF COUNSEL. Executive acknowledges that Executive has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

     9. ENTIRE UNDERSTANDING. This Release and the Agreement contain the entire agreement and understanding between the parties and, except as reserved in Paragraph 3 and Paragraph 3.1, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

     10. SEVERABILITY. Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

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
     11. BREACH; ENFORCEMENT OF RELEASE. Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release. Upon any breach, the nonbreaching party shall be entitled to all remedies provided for under the Agreement.

     12. COSTS AND ATTORNEY'S FEES. Each party shall bear such party's own costs and attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release. In the event of any administrative or civil action to enforce the provisions of this Release, the prevailing party shall be entitled to attorney fees and costs through trial and/or on appeal.

     13. ACKNOWLEDGMENTS. Executive acknowledges that the Release provides severance pay and benefits which Company would otherwise have no obligation to provide. Executive also acknowledges that Company has provided the following information: (a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Agreement, (b) the eligibility factors required to obtain severance benefits similar to those in the Agreement,
(c) the time limits required to obtain severance benefits similar to those in the Agreement, (d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Agreement, and (e) the ages of employees in the same classification either not eligible or not selected.

     14. REVOCATION. As provided by the Older Workers Benefit Protection Act, Executive's is entitled to have 45 days to consider this Release. For a period of seven days from execution of this Release, Executive may revoke this Release. Upon receipt of Executive's signed Release and the end of the revocation period, payment by Company as described in Paragraph 4 will be forwarded by mail in a timely manner as provided herein.


__________________________________     Dated: __________________________________
[Name of Executive]

STATE OF OREGON       )
                      ) ss.
County of _________   )

     Personally appeared the above named ____________________________________
and acknowledged the foregoing instrument to be his or her voluntary act and deed.

                            Before me: _________________________________________
                                       Notary Public for _______________________
                                       My commission expires: __________________

FRED MEYER, INC.


By: ___________________________________     Dated: _____________________________
    Title:

                                       A-5